SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
April  25, 2006

HEALTHTRONICS, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-30406	58-2210668

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Capital of Texas Highway, Suite 200B
Austin, Texas 78746
(Address of principal executive offices including Zip Code)

(512) 328-2892

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 25, 2006, HealthTronics, Inc. (the “Company”) and Sam B. Humphries entered into an Executive Employment Agreement, effective as of May 8, 2006 (the “Agreement”), pursuant to which Mr. Humphries will become the Company’s President and Chief Executive Officer effective on May 8, 2006. The Company expects its Board of Directors (the “Board”) to appoint Mr. Humphries as a member of the Board prior to the Company’s 2006 annual shareholders meeting.

Under the terms of the Agreement, the Company will employ Mr. Humphries as President and Chief Executive Officer for a period of three years, with the term of the Agreement automatically renewing for successive one-year periods following the expiration of the initial three-year term. The Company will pay Mr. Humphries an annual salary of $380,000, a guaranteed bonus for 2006 of $133,000, and an incentive bonus in successive years that may vary between 0% and 150% of his annual salary based on the achievement of targeted performance goals established by the Compensation Committee. In addition, the Agreement provides that the Company will grant Mr. Humphries a stock option, with an exercise price equal to the closing price per share on the date of grant, to acquire 700,000 shares of the Company’s common stock, 350,000 shares of which vest according to the time-vesting schedule set forth in the Agreement and 350,000 shares of which vest according to the achievement of certain adjusted EBITDA amounts set forth in the Agreement, provided that the grant of 575,000 of such shares will be conditioned upon the Company’s shareholders approving an amendment to the Company’s 2004 Equity Incentive Plan (the “Plan”) to increase the number of shares available under the Plan at the 2006 annual shareholders meeting. Mr. Humphries is also entitled to a $75,000 relocation allowance and a temporary housing allowance under the Agreement. The Agreement also entitles Mr. Humphries to receive a severance payment, generally equal to two times Mr. Humphries’ average annual cash compensation, and provides that all of Mr. Humphries’ stock options will automatically fully vest, if the Company terminates his employment without cause (as defined in the Agreement) or he terminates for good reason (as defined in the Agreement). The Agreement also gives Mr. Humphries the right to terminate employment and receive such severance payment and automatic vesting in the event (1) of a direct or indirect change of control as a result of change in ownership of the Company or certain changes in the members of the Company’s Board of Directors, (2) he is no longer appointed or elected to the Board, or (3) the Company’s shareholders do not approve an amendment to the Plan to increase the number of shares available under the Plan by November 8, 2006.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As described under Item 1.01 above, Mr. Humphries, age 63, has been appointed President and Chief Executive Officer of the Company effective on May 8, 2006. The Company expects the Board to appoint Mr. Humphries as a member of the Board prior to the Company’s 2006 annual shareholders meeting. In joining the Company, Mr. Humphries resigned from his position as President and Chief Executive Officer of Uroplasty, Inc., a publicly-traded medical device company, in which positions he served since January 2005. He was previously a partner of Ascent Medical Technology Fund, L.P., a venture capital fund founded in 1995. Mr. Humphries has over 25 years experience in the healthcare and medical device industry, including serving as President and Chief Executive Officer of American Medical Systems Inc., a publicly-traded manufacturer of medical devices primarily for the urology market. Mr. Humphries serves on the Board of Directors of Uroplasty, Inc., Criticare Systems, Inc. and Universal Hospital Services, Inc.

John Q. Barnidge, who was serving in an additional capacity as interim President and Chief Executive Officer of the Company, will continue to serve as Senior Vice President and Chief Financial Officer.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Executive Employment Agreement, effective as of May 8, 2006, by and between the Company and Sam B. Humphries

99.1	Press release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHTRONICS, INC. (Registrant)

Date: May 1, 2006	By:	/s/ James S.B. Whittenburg

	Name: Title:	James S.B. Whittenburg President – AK Specialty Vehicles,
Senior Vice President – Development and General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Executive Employment Agreement, effective as of May 8, 2006, by and between the Company and Sam B. Humphries
99.1	Press release